Exhibit 99.1

Horizon Bancorporation Announces Preliminary Results for 2004 and Appointment of New CFO

Bradenton, FL, February 22, 2005/PRNewswire -- Horizon Bancorporation, Inc. (OTCBB: HZNB)

Horizon Bancorporation, Inc. (the "Company), the holding company for Horizon Bank, today reported that consolidated earnings had increased by 273% to $841 Thousand, or to $0.54 per share, for the year ended December 31, 2004, compared to the year ended December 31, 2003. Loans grew by 40%, to $102 Million, and deposits grew by 33%, to $109 Million, in 2004 compared to 2003. The Company finished the year with $123 Million in assets.

Charles Conoley, the CEO and President of both the five-year old Company and Bank, said, "We continue to seek growth opportunities, within the Manatee County market, while at the same time increasing earnings." Mr. Conoley did note that the previously announced branch office, to open in Palmetto this coming summer, could have a negative effect on earnings for 2005, though he expected that, being a branch of the only locally owned, full commercial bank in the Palmetto marketplace, it would provide solid contributions to earnings in the future.

The Company also reported today that Kathleen M. Jepson had been appointed as Senior Vice President and Chief Financial Officer for both the Company and Bank, to fill the vacancy created by the recent death of James J. Bazata. Mrs. Jepson has over 20 years of banking experience, most recently with Pelican Financial, Inc., Ann Arbor, Michigan

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Company's filings with the Securities and Exchange Commission, available via EDGAR. The Company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.